Exhibit 99.1

QLT ANNOUNCES SALE OF VISUDYNE® TO VALEANT PHARMACEUTICALS

QLT to Host Conference Call Today, September 24th, at 11:00 AM Eastern Time

For Immediate Release	September 24, 2012

VANCOUVER, British Columbia, September 24, 2012 (GLOBE NEWSWIRE) — QLT Inc. (Nasdaq:QLTI) (TSX:QLT) announced today that it has completed the sale of the Company’s Visudyne® business to Valeant Pharmaceuticals International, Inc. Under the terms of the agreement with Valeant, QLT received a payment of $112.5 million at closing and is eligible to receive additional amounts in contingent payments. $50 million of the initial purchase price is for the right to receive royalties on Visudyne sales outside of the United States under a license agreement with Novartis Pharma AG and the right to supply Visudyne to Novartis for sales outside of the United States, and $62.5 million of the initial purchase price is for the rights and assets of the Visudyne business in the United States. QLT is eligible to receive up to $5 million in contingent payments relating to the development of its laser program in the United States, up to $15 million in contingent payments relating to the Novartis non-U.S. royalties and a royalty on net sales of new indications for Visudyne, if any should be approved.

Jason M. Aryeh, Chairman of QLT, said, “The board is pleased to have executed on a key strategic objective and completed a transaction that is in the best interests of the company and its shareholders. We look forward to returning capital to shareholders in the most efficient manner and to maximize the potential of our synthetic oral retinoid program. On behalf of QLT, we are confident that Valeant is the right company to continue offering Visudyne® in the U.S. as an important treatment option to patients. I would like to personally thank the Valeant team for their true professionalism and integrity throughout this process.”

Conference Call Information

QLT Inc. will hold an investor conference call to discuss the sale of Visudyne® on Monday, September 24, 2012 at 11:00 a.m. ET (8:00 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 11:00 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

Visudyne® is a registered trademark of Novartis AG

Eligard® is a registered trademark of Sanofi S.A.

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: statements concerning the receipt of the contingent payments and royalties; statements concerning our future plans for our synthetic retinoid program and return of capital; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “potential,” “believes,” “expects”; “hopes” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: risks and uncertainties related to the receipt of the contingent payments and royalties; risks and uncertainties concerning the impacts that QLT's strategic initiatives will have on the market price of our securities; uncertainties relating to the timing to return capital to shareholders; uncertainties relating to our development plans, timing and results of the clinical development and commercialization of our products and technologies; assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials (including our punctal plug technology and our synthetic retinoid program) may not be favorable or may be less favorable than interim/preliminary results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that sales of Visudyne® or Eligard® may be less than expected (including due to competitive products and pricing); and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.